Exhibit 99.2

Q3 2020 SHAREHOLDER LETTER OCTOBER 29, 2020

2 LEAF GROUP | Q3 2020 Shareholder Letter HIGHLIGHTS Q3 2020 FINANCIAL SUMMARY $19.2M $22.4M $16.0M $34.7M $43.6M SOCIETY6 GROUP REVENUE $43.6 Million +127% YoY (Third Quarter 2020) Until Q3 2020, Leaf Group was comprised of two reporting segments, Marketplaces and Media. With the continued growth of Leaf Group’s Marketplaces segment, Leaf Group has decided to divide the Marketplaces segment into two separate reporting segments, Society6 Group and Saatchi Art Group. Accordingly, as of Q3 2020, Leaf Group is now comprised of three reporting segments: Society6 Group, Saatchi Art Group, and Media Group. For the third quarter of 2020: • Total revenue increased 58% year-over-year from $40.0 million to $63.3 million due to a 127% increase in Society6 Group revenue and a 13% increase in Saatchi Art Group revenue, partially offset by a 10% decrease in Media Group revenue. • Society6 Group revenue increased 127% year-over-year from $19.2 million to $43.6 million. This increase was primarily attributable to overall Direct-to-Consumer revenue growth of 140%, including 155% growth in the U.S. and 60% growth internationally. • Saatchi Art Group revenue increased 13% year-over-year from $4.1 million to $4.7 million. This increase was primarily attributable to strength in the Saatchi Art online marketplace with revenue growth of 68% and the recently-launched The Other Art Fair Online Studios, partially offset by the postponement or cancellation of its live fairs for the third quarter 2020. • Media Group revenue decreased 10% year-over-year from $16.7 million to $15.0 million. This decrease was primarily attributable to a 37% decrease in visits, partially offset by a 43% increase in RPV. On a pro forma basis after giving effect to the Hearst Transaction, visits decreased by 22% and RPV increased by 14% year-over-year.(3) • Net income was $3.7 million for the quarter, increasing $8.2 million year-over-year, and Adjusted EBITDA was $2.6 million for the quarter, reflecting an improvement of $2.3 million year-over-year. The increase in net income for the quarter is primarily attributable to improved operating performance and the additional $5.5 million gain resulting from the Hearst Transaction.(3) • Cash and cash equivalents was $33.0 million at period end with $11.4 million in debt outstanding including $7.1 million from the Paycheck Protection Program and $4.0 million drawn on our revolving credit facility. • On a consolidated basis, Leaf Group’s properties reached over 54 million monthly unique visitors in the United States in September 2020 (source: September 2020 U.S. comScore). 1 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter. 2 In Q2 2020, we had $1.5 million in cost savings, which included temporary salary cuts of our executive team and salaried direct workforce (whose salaries were reinstated effective with payroll paid on June 30, 2020) and compensation cuts and deferrals of compensation of our independent directors (whose cash retainer compensation was reinstated, effective July 1, 2020), neither of which is expected to reoccur. 3 On April 24, 2020, Leaf Group entered into an Asset Sale and Services Agreement with Hearst Newspapers (“Hearst”), pursuant to which the Company sold to Hearst a library of content carried on certain websites that had been hosted by the Company on behalf of Hearst for $9.5 million, of which $4.0 million was paid at signing (the “Hearst Transaction”). The balance of $5.5 million was paid on August 21, 2020, upon completion of the migration of the Hearst Content to servers controlled by Hearst. As of April 25, 2020, the Company is no longer including visits to the sites migrated to Hearst in the Hearst Transaction in its media group metrics. LEAF GROUP ADJUSTED EBITDA1,2 $2.6 Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $16.7M $18.8M $14.1M $12.3M $15.0M MEDIA GROUP REVENUE $15.0 Million -10% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $4.1M $3.8M $2.7M $4.0M $4.7M SAATCHI ART GROUP REVENUE $4.7 Million +13% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $0.3M $(0.2)M $(5.4)M $2.1M $2.6M LEAF GROUP REVENUE $63.3 Million +58% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $40.0M $45.1M $32.9M $51.0M $63.3M LEAF GROUP NET INCOME (LOSS) $3.7 Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $(4.5)M $(5.3)M $(10.7)M $0.8M $3.7M

TO OUR SHAREHOLDERS

Welcome to our Q3 2020 Shareholder letter.

Leaf Group delivered another strong quarter in pursuit of our mission of building digital-first brands in high-passion categories. On the heels of our record third quarter, we'd like to take some time following the quarterly results to discuss in more detail the durability of our portfolio strategy -- including the sustainability of the growth trends across Society6 Group and Saatchi Art Group and the strong operating contribution and key areas of growth for our Media Group brands. But first, let's walk through the impressive results we've reported today.

Q3 2020 revenue increased 58% year-over-year to $63.3 million, marking the highest quarterly revenue growth rate since the Company's 2011 IPO, and the highest quarterly revenue since 2013. Effective with this quarter, we have divided our Marketplaces segment into two separate reporting segments, Society6 Group and Saatchi Art Group. This quarter's impressive results reflect continued momentum in our Society6 Group segment, which grew 127% year-over-year, strong growth in our Saatchi Art Group segment, which grew 13% year-over-year, as well as improvements to our Media Group segment, which saw its revenue decline 10% year-over-year compared to a 26% year-over-year decrease in Q2 2020. We also delivered another strong quarter of margin improvement, as Q3 2020 Adjusted EBITDA increased $2.3 million year-over-year to $2.6 million despite lower Media Group revenue. Q3 2020 Adjusted EBITDA included $0.5 million in stockholder activist-related costs, including fees of legal and other advisors.

Society6 Group delivered another record quarter, with revenue increasing 127% to $43.6 million and operating profit improving 235% year-over-year to $3.8 million. Society6 Group's impressive results show that the brand is gaining share in the rapidly growing online home goods market, with Q3 2020 Gross Transaction Value (GTV) increasing 121% -- led by 149% growth in U.S. Direct to Consumer (DTC) and record growth in new customers. Society6 Group continued to invest in its platform and revamped marketing strategy during the quarter, with a focus on improving user experience and optimizing onsite conversion. The brand has already started marketing for the holiday season to align with this year's industry and consumer trends and expectations for an early holiday shopping season, with a focus on gifting and new tech accessories, including the newly launched Apple Watch bands and phone cases, and a soon to be launched planner. Business-to-Business (B2B) also continues to grow at an impressive clip and delivered its strongest quarter ever, with 48% year-over-year growth in GTV on the back of an especially strong drop-ship retail channel -- including with Nordstrom and Urban Outfitters. The B2B category continues to have significant long-term expansion potential, including the addition of new online retailers like Walmart+ launching this month.

HOME, ART & DESIGN


hunker


SAATCHI ART


society6

FITNESS & WELLNESS


WELL+GOOD


LIVESTRONG.COM

MEDIA


ONLY IN YOUR STATE

LEAF GROUP | Q3 2020 Shareholder Letter 3

4 LEAF GROUP | Q3 2020 Shareholder Letter Saatchi Art Group also had a strong quarter, with revenue increasing 13% year-over-year, driven by 77% growth in Saatchi Art Online GTV. This growth is particularly notable given the $1.3 million year-over-year decline in revenue for The Other Art Fair primarily resulting from the cancellation and postponement of live art fairs as a result of the pandemic. Saatchi Art continued to invest throughout the quarter in improving its user experience. In July, Saatchi Art launched its augmented reality “View in a Room” tool across Mobile Web. Early results are promising and show that customers who use the tool are four times more likely to purchase. In August, Saatchi Art celebrated its 10th anniversary with an omnichannel marketing campaign focused on positioning the online gallery’s value proposition to prospective and current buyers. Our Media Group business showed solid improvement in Q3 2020, as direct sales grew throughout the quarter and drove 14% year- over-year growth in revenue per visit (RPV) to $32.41. Hunker and OnlyInYourState grew revenues on a year-over-year basis, while Livestrong.com made progress in its editorial transformation aimed at setting the brand up for growth in 2021. Affiliate commerce for Hunker and Well+Good saw solid growth in Q3 2020 and is expected to be a strong long-term growth channel for these brands. Q3 2020 Media Group segment operating contribution was strong at $6.1 million, a 28% increase over Q2 2020. Q4 is off to a great start with momentum continuing in October for Society6 and Saatchi Art as our teams are prepared for a busy online holiday shopping season. We are also seeing improving trends in direct sales for Media. LOOKING AHEAD TO SUSTAINABLE GROWTH Last quarter, we established 2022 targets of more than $250 million in revenue and $20 million in Adjusted EBITDA as guideposts for investors. These targets reflect our increased confidence in the growth and strength of our key brands and portfolio operating leverage. Prior to the pandemic, the online home goods sector was one of the strongest growth categories for ecommerce in the U.S. The unprecedented shuttering of brick-and-mortar retail and profound changes in consumer behavior that have resulted from the pandemic -- including more nesting as a result of stay-at-home restrictions -- are pulling forward substantial e-commerce penetration gains. In addition, in the art category, the closing of local galleries and more consumer focus on the home are fueling strong gains for online spending. While clearly accelerated by the pandemic, we strongly believe that these new consumer behavior patterns related to how we live at home, and this shift to online purchasing, are lasting trends that will become part of the new normal over time. We believe these growth trends are sustainable based on the strength of our new customer cohorts and early signs of strong repeat buying activity. The customer experience has improved, the international opportunity is vast and further product expansion will extend these trends. Our Society6 and Saatchi Art brands have seen a massive influx of new customers, fueling record new customer growth in Q2 and Q3 2020. Our brands are focused on building loyalty with this record new customer cohort through targeted marketing efforts. On the heels of record new customer growth for Society6 over the last six months, we are encouraged by early results in repeat purchase rates as this new customer cohort repeat rate in the first 90 days is up over 30% year over year. The operational improvements made by Society6 over the past 18 months positioned the brand to capitalize on this flood of new customers without sacrificing product quality. Society6’s vendor network and customer service team have managed a massive increase in order volume while maintaining high customer satisfaction rates. In 2021, Society6 plans to further optimize the customer experience and drive retention -- with a focus on mobile -- including through targeted, personalized product and design recommendations as well as updates on new designs by favorite artists. The brand will also invest in new tools and data analytics for its artist community, expanding its recently revamped artist studio offering. International continues to be under-penetrated for Society6 and will be a focus for continued growth for the brand in 2021 and beyond. Society6 has begun work on improving its vendor network internationally and expanding its product offerings available for regional shipping. Society6 today offers more than 70 premium products across the wall art, home decor, apparel, accessories and technology categories. So far in 2020, Society6 has introduced eight new products, including Android phone cases, Apple Watch bands and face masks, and we see ample room to drive product expansion in the coming years, with a focus on further deepening our offering in home decor.

5 LEAF GROUP | Q3 2020 Shareholder Letter Saatchi Art has also seen strong new customer growth, as the pandemic has led to the shuttering of many local art galleries worldwide and art-lovers continue to focus more attention on their home living spaces, further supporting the consumer shift to digital. This influx of new customers and recent improvements to Saatchi Art’s performance marketing strategy have driven strong online transaction growth and GTV this quarter. On top of this incredibly strong transaction growth, customer satisfaction remains near all-time highs for Saatchi Art, underscoring the scalability of the global platform. As we look ahead, we are investing in efforts to improve Saatchi Art’s down-funnel conversion strategies for both the online site and mobile app, including more browse and discovery features and localized payment options, which will further reduce transaction friction. The Other Art Fair Online Studios continues to gain momentum, generating more than $1.8 million in GTV from its launch in April to the end of Q3 2020, and we expect the Online Studios to generate approximately $2.5 million in GTV by the end of 2020. This new program is also paving the way for a significant new digital events strategy for 2021, pairing virtual and offline programming that can touch a global audience, no matter where a fair is physically located. In our Media Group segment, we expect continued and sustained improvements over the next several quarters based on the strength of our premium brands, growth opportunities for direct sales, new revenue streams such as affiliate commerce and strong segment contribution margin. In Q3 2020, our direct sales gained momentum throughout the quarter as the industry began to show signs of recovery from the initial hit caused by the pandemic in Q2 2020. Traffic remains healthy across our premium media brands, including Well+Good and Hunker, and we continue to focus on further diversifying traffic, including video -- which has proven to be a strong content format for our brands. We plan to further invest in video in 2021 for our premium brands, such as Hunker. Affiliate commerce efforts on Hunker and Well+Good have delivered solid growth throughout 2020, with more room for expansion, and we plan to continue to invest in this area in 2021. Our Media Group segment margin remains strong at over 40% in Q3 2020 and we expect to remain in the 35-40% range. The Company’s strategy of building a strong portfolio of digital-first brands is translating into strong financial results and reduced overall corporate financial volatility and risk – all despite the unpredictable macro environment in which we are operating. We believe that our plans to further invest in our young brands will enable us to further capitalize on the massive, enduring consumer behavior shift to online, and our portfolio strategy is well-suited for strong, sustainable long-term growth.

Q3 2020 BUSINESS HIGHLIGHTS

FITNESS & WELLNESS

In Q3 2020, our portfolio of brands committed to taking action to develop more inclusive business practices that better highlight each brand's diverse audience. Our Fitness & Wellness brands developed strategies to highlight and create more inclusive content and programs that provide greater opportunities for BIPOC (Black, Indigenous and People of Color) creators to share their stories, experiences and perspectives.

In September, MyPlate launched a set of home screen widgets, specific to iOS 14, to make it easy for users to see daily caloric and macro progress at a glance. The launch of this new feature coincided with the release date of Apple's iOS 14 rollout. As a result of these new widgets, MyPlate was featured in two AppStore categories with high visibility: Great Apps for iOS 14, and Add Widgets to Your Home Screen. Early results are promising for this new feature, with MyPlate seeing a 10x increase in overall impressions in the AppStore and 25% incremental lift in registrations.


100% of the proceeds will benefit
Look Good Feel Better
Native Wellness Institute
WELL+GOOD
TALKS
at home
HEAL
Food Alliance
100% of the proceeds will benefit
Habitat for Humanity
Sponsored By
Smart 50

Well+Good TALKS.

LEAF GROUP | Q3 2020 Shareholder Letter 6

WELL+GOOD

In Q3 2020, Well+Good reached more than 10.5 million unique monthly visitors (source: September 2020 comScore). Well+Good continued to develop its reader ambassador program for its most loyal followers, Well+, expanding readership by more than 65% quarter-over-quarter in Q3 2020, and partnering with 20 new brands throughout the quarter to bring exclusive deals and content to this highly-engaged community. Video was also an especially strong traffic channel for Well+Good, with more than 16 million minutes watched on YouTube in Q3 2020. YouTube subscribers also hit a record 250,000 this quarter. At home workouts, cooking and personal beauty content still resonates with viewers as stay-at-home orders extend throughout much of the country.

In Q3 2020, Fidelity recognized the value of Well+Good's audience as the ideal target for its financial planning services. The financial institution sponsored Well+Good's financial literacy series, Checks+Balanced, which highlights a diverse group of women from all backgrounds, ages and income levels, and how they manage their money and expenses. In September, Well+Good partnered with healthy snack food brand Smart50 for "Inside Stories," Well+Good's home-centric editorial vertical. This marked the first major sponsorship for this vertical and featured a multi-platform campaign that included 40 articles, social programming on Instagram and a dedicated virtual TALK event.

Affiliate commerce is growing steadily for Well+Good, with revenue up 39% year-over-year in Q3 2020. The brand will look to leverage this channel during the busy holiday shopping season and sees this as an opportunity for growth in 2021. Additionally, Well+Good is developing a more interactive virtual events strategy for Q4 2020 and 2021, to continue to generate strong attendance and engagement for Well+Good's slate of virtual events.


TOTMC
30 MINUTE HIIT WORKOUT WITH WEIGHTS
with Billie Robyn


TOTMC
15 MINUTE BARRY'S HIIT CORE WORKOUT
with Sashah Handal

Trainer of the Month Club videos on YouTube.


CHECKS✓ + BALANCED


CHECKS✓ + BALANCED

Check+Balanced sponsorship with Fidelity.

LEAF GROUP | Q3 2020 Shareholder Letter 7

LIVESTRONG.COM

In Q3 2020, Livestrong.com reached 5.5 million unique monthly visitors (source: September 2020 comScore). The brand has continued to hone its editorial efforts through its topic-focused content strategy, building deep expertise within four main areas: fitness, nutrition, weight management and healthy living. Livestrong.com's popular Challenge Facebook Group earned an honorable mention for "Best Online Community" in the Folio Magazine Eddie & Ozzie Awards. The brand has also expanded this challenge franchise, creating a dedicated newsletter to complement the Facebook Challenge Group and further highlight the monthly health and fitness challenge program. The Challenge newsletter saw strong growth in Q3 2020, with subscribers up 20% quarter-over-quarter. The August squat challenge was Livestrong.com's most popular 30-day fitness challenge to date, with more than 17,000 members of the Facebook Challenge group participating, generating more than 114,000 engagements.


2020 FOLIO:
EDDIE
AND
OZZIE
AWARDS
HONORABLE MENTION

Livestrong.com Challenge Group's Honorable Mention for " Best Online Community" in the Folio Magazine Eddie & Ozzie Awards.


LIVESTRONG.COM
CHALLENGES
Challenge Yourself
Our monthly challenges are designed to help you establish (and sustain) better fitness and nutrition habits all year long. We work with qualified experts to create plans that push you to be your best, and our supportive community provides the encouragement and inspiration you need to stick with it!
READY
Recommit to your health and happiness for a successful year ahead.
SET
Build a foundation for good health by establishing simple new habits.
GROW
Prepare to make this your strongest summer yet.

Livestrong Challenges.

LEAF GROUP | Q3 2020 Shareholder Letter 8

HOME, ART & DESIGN

In Q3 2020, COVID-19 cases were still on the rise and protests across the country catalyzed a national conversation around systemic racism. Leaf Group was able to capture insights on how consumers were feeling during this past summer through our quarterly consumer study that drew from 20,000 respondents across our portfolio of brands. The study provided valuable information on how consumer behaviors had changed since April, how much consumers planned to spend on holiday gifting, and how our audiences want brands to support the fight against racial injustice. Our Home, Art & Design brands took action this quarter to create opportunities for BIPOC (Black, Indigenous and People of Color) creators and voices. Hunker's commitment to amplifying the voices of underrepresented communities has been a part of the brand's DNA since launch, and the team continues to commit to sharing the stories and personalities of those working to reverse economic inequity in the design space. Part of the mission of Society6 and Saatchi Art has always been to create awareness and opportunity for independent artists and creators. These brands have committed to leveraging the massive reach of their platforms to better showcase artists from underrepresented communities.


Hunker's "Architects of Impact" interview series.


Saatchi Art's
RISING
STARS
35 Under 35
Saatchi Art's Rising Stars: Class of 2020 campaign.


Society6 and Parks Project Art for Parks collaboration.

hunker

RANKED #1

RANKED #1 DIGITAL HOME BRAND[4]

Q3 2020 marked Hunker's highest revenue quarter since the brand's launch, and a 16% increase year-over-year. Hunker reached more than 7 million unique monthly visitors in September 2020 (source: September 2020 comScore), and generated more than 8 million visits in non-search traffic from platforms such as Pinterest, Apple News and Flipboard, among others. This marks a 60% improvement year-over-year in non-search traffic, as the brand focuses on expanding its reader base through new channels, with plans to invest in Video in 2021.

Hunker continues to expand its editorial franchises, with two new launches in Q3 2020: The Cool Down and Fall at Home. This new editorial program has generated early interest from advertisers, such as luxury mattress brand Saatva, and we plan to expand these advertising opportunities in 2021, in addition to incorporating topic-relevant influencer programming into each franchise. In Q3 2020, Hunker introduced photo galleries across the brand's popular Topic pages, featuring original photography that complements the brand's editorial content creating deeper engagement with readers looking for visual inspiration. One example is Hunker's "Ultimate Kitchen Guide: How to Build Your Dream Kitchen." Early results are promising, as we are seeing an increase in pages per session and time on site from readers.

Affiliate commerce continues to grow for Hunker, with an 84% increase in transaction revenue, year-over-year, in Q3 2020. Labor Day was especially strong, driving transactions up 125% over last year's Labor Day weekend.


COOL DOWN
fall
AT HOME
The Cool Down and Fall at Home.

4 September 2020 comScore

LEAF GROUP | Q3 2020 Shareholder Letter 9

10 LEAF GROUP | Q3 2020 Shareholder Letter GTV for Saatchi Art was up 67% year-over-year in Q3 2020, primarily due to increased transactions and new customer growth for Saatchi Art Online. Over the past year, Saatchi Art has seen record customers through mobile web and has continued to invest in this channel. In July, Saatchi Art launched its new augmented reality (AR) “view in a room” tool for customers on mobile web. This tool has been valuable in boosting customer purchase confidence and driving higher conversion. In August, Saatchi Art celebrated its 10 year anniversary with the launch of an omnichannel brand campaign. The campaign, titled “A Decade of Art,” targeted prospective and existing customers and reinforced Saatchi Art’s unique value proposition as the world’s leading online art gallery for emerging artists and its dedication to democratizing the art world by creating a platform that celebrates diversity. The Other Art Fair continues to expand its Online Studios programming, generating approximately $1.8 million in GTV from its launch in April to the end of Q3 2020. The success of the digital campaign has created a dual strategy for The Other Art Fair for future events, including plans to develop virtual fairs as part of its slate of events in 2021. Augmented reality “View In A Room” feature on mobile web. “A Decade of Art” campaign.

society6

Society6 saw another record quarter for new customers in Q3 2020, as consumer purchase behavior continues to shift online. With a focus on improving user experience and optimizing onsite conversion to build long-standing rapport with customers, Society6 revamped its product category pages, which also helped increase SEO-related traffic. Society6 also launched visually similar product recommendations that help customers find similar designs to the subject matter they are viewing. The brand continues to test new channels for marketing, including a new format for Display ads, testing top-of-funnel ads on Pinterest and new direct mail offerings. The brand's successful Back To School campaign saw strong growth in key categories, including Wall Art, Home Decor and Bed & Bath, despite a non-traditional school environment this season. Face masks continue to be one of Society6's most popular products, continually ranking as one of the top five products since its launch in June. With the sale of each face mask, a portion of the proceeds supports World Central Kitchen, an organization dedicated to using the power of food to heal and strengthen communities through times of crisis and beyond. To date, Society6 has donated approximately $180,000 to World Central Kitchen's COVID-19 relief efforts. In August, Society6 also launched 23 new Android model cases featuring more than 200,000 designs at launch, and this month the brand launched wallet and credit card cases for both iPhone and Android, as well as Apple Watch bands.

Society6 continued to focus on international and strengthening its vendor networks in Q3 2020. This continued effort allows Society6 to increase its global footprint and expand the product offerings available for regional production and shipment to international customers. B2B had its strongest quarter ever in Q3 2020, with significant growth in the Retail Drop Ship channel. New and expanded Drop Ship partners during the quarter included Nordstrom and Urban Outfitters.


society6
Inspired by
Back to School Inspiration
What is Society6?
Back To School catalog.


PARKS PROJECT
x
society6
ART FOR PARKS
HAWAI'I
VOLCANOES
NATIONAL PARK
SEQUOIA
NATIONAL PARK
SEEK WONDER
GRAND CANYON
Society6 and Parks Project collab.
(From L to R, Hawai'i Volcanoes by Sabrena Khadija, Sequoia by Louis Frey, Mt. Rainer by Kevin Russ, and Grand Canyon by Sagepizza)

LEAF GROUP | Q3 2020 Shareholder Letter 11

MEDIA

ONLY IN YOUR STATE

OnlyInYourState reached more than 12.5 million unique monthly visitors in September 2020, ranking as the second largest Travel Information site in the US (source: September 2020 comScore). Since its acquisition in 2019, the brand has been focused on diversifying its traffic to strengthen its direct relationship with readers. Earlier this year, OnlyInYourState developed an expanded newsletter strategy that capitalized on the brand's unique value proposition -- its depth of local attraction expertise and the ability to quickly adapt to fundamental shifts in consumer's local travel mindsets. This strategy has driven 100% growth in newsletter subscribers, year-over-year, reaching more than 2 million subscribers as of Q3 2020.

In September 2020, OnlyInYourState launched its first-ever reader survey to gather consumer insights and behaviors within the travel and tourism sector. More than 12,000 readers participated in the survey, which shed light on key changes to consumer travel plans, including a renewed interest in roadtrip travel.

RANKED #2

RANKED #2 TRAVEL INFORMATION[5]

Posted in New Jersey | Creepy September 06, 2020 by Kristen

The Definitive Guide To All Things Haunted And Creepy In New Jersey

New Jersey is home to dozens of creepy haunted and abandoned places; it is no stranger to the weird and unexplained. The Garden State comes with countless ghost stories and terrifying tales of cryptids, including the Jersey Devil. Paranormal and extraterrestrial legends abound. While some spirits are friendly, many Garden State ghosts are scary or even violent. Of course, hauntings aren't the only thing that can make a place creepy. New Jersey has ties to mass murderers, serial killers, and unsolved mysteries. Before we get to those mysteries, what are the creepiest places in New Jersey? Most are considered extremely haunted. Whether you want to avoid them or explore them, here are a few of our most horrifying destinations.



The Creepiest House In New Jersey

Soon after purchasing their dream home in Westfield, a young family began receiving a series of terrifying letters Disturbing comments were made about the children in the family, young blood, and secrets hidden in the walls. As the letters became increasingly threatening, police were contacted. Years later, there still have been no convictions. The family recently sold the home and the movie rights to their story. Would you live in this New Jersey haunted mansion?


Only In New Jersey
September 21 at 5:00 PM
If you're looking to go on an incredible, accessible adventure that also happens to take you to some of the most haunted places in NJ – this is it.
Haunted New Jersey Road Trip
ONLYINYOURSTATE.COM
This Haunted Road Trip Will Lead You To The Scariest Places In New Jersey

Image via Realtor.com

Only In Your State's Haunted New Jersey Road Trip.

5 September 2020 comScore

LEAF GROUP | Q3 2020 Shareholder Letter 12

13 LEAF GROUP | Q3 2020 Shareholder Letter FINANCIAL REVIEW Q3 2020 total revenue increased 58% year-over-year from $40.0 million to $63.3 million due to a 127% increase in Society6 Group revenue and a 13% increase in Saatchi Art Group revenue, partially offset by a 10% decrease in Media Group revenue. Q3 2020 net income was $3.7 million for the quarter, increasing $8.2 million year-over-year. This increase is primarily due to improved operating performance at Society6 Group and the additional $5.5 million gain resulting from the Asset Sale and Services Agreement with Hearst Newspapers (“Hearst”), pursuant to which the Company sold to Hearst a library of content carried on certain websites that had been hosted by the Company on behalf of Hearst for $9.5 million, of which $4.0 million was paid at signing (the “Hearst Transaction”). The balance of $5.5 million was paid on August 21, 2020, upon completion of the migration of the Hearst Content to servers controlled by Hearst. Q3 2020 Adjusted EBITDA was $2.6 million for the quarter, reflecting an improvement of $2.3 million year-over-year. Additionally, in Q3 2020, we incurred stockholder activist-related costs of $0.5 million including fees of legal and other advisors. For the nine months ended September 30, 2020, we incurred stockholder activist-related and strategic review expenses of $1.7 million. Operating cash flow for Q3 2020 was $2.9 million, a $1.0 million decrease year-over-year, partly driven by changes in working capital associated with Media direct sales, while free cash flow was $0.9 million. For the nine months ended September 30, 2020, Operating Cash Flow increased $15.7 million year-over-year to $7.0 million. At the end of Q3 2020, Leaf Group had a cash balance of $33.0 million with a balance of $4.0 million on our revolving credit facility and $7.1 million related to the Paycheck Protection Program (PPP Loan). Q3 2020 Society6 Group revenue was $43.6 million, a 127% increase from the prior year period. Society6 Group Gross Transaction Value (GTV) increased 121% increase in GTV driven by a 120% increase in the number of transactions and a 1% increase in average order value. The number of transactions increased 120% to 681,400 in the three months ended September 30, 2020 as compared to 309,656 in the same period in 2019. In Q3 2020, Society6 Group U.S. DTC GTV increased 149% on a year-over-year basis and International GTV increased 56% in Q3 2020, versus the prior year period, primarily driven by increases in Canada. In Q3 2020, Society6 Group B2B segment GTV increased 48% year-over-year with stronger growth from drop-ship partners, offset by headwinds from retail and hospitality, which were more affected by the pandemic. While still a small percentage of Society6 Group GTV, we believe that over time this segment has a runway for growth working with retailers and online companies in the home decor category. Q3 2020 Saatchi Art Group revenue was $4.7 million, a 13% increase from the prior year period, driven by a 68% increase in Saatchi Art revenue, offset by the cancellation and postponement of all The Other Art Fair live fairs scheduled in Q3 due to the pandemic, which negatively impacted revenue by $1.5 million, partially offset by an increase of $0.2 million related to online sponsorship revenue. Saatchi Art Online GTV increased 77% year-over-year driven by an 83% increase in the number of transactions, partially offset by a 3% decrease in average order value. 6 Non-GAAP financial measures used in this letter are reconciled to their nearest GAAP equivalents at the end of this letter. 7 In Q2 2020, we had $1.5 million in cost savings, which included temporary salary cuts of our executive team and salaried direct workforce (whose salaries were reinstated effective with payroll paid on June 30, 2020) and compensation cuts and deferrals of compensation of our independent directors (whose cash retainer compensation was reinstated, effective July 1, 2020), neither of which is expected to reoccur. LEAF GROUP REVENUE $63.3 Million +58% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $40.0M $45.1M $32.9M $51.0M $63.3M LEAF GROUP ADJUSTED EBITDA6,7 $2.6 Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $0.3M $(0.2)M $(5.4)M $2.1M $2.6M LEAF GROUP NET INCOME (LOSS) $3.7 Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $(4.5)M $(5.3)M $(10.7)M $0.8M $3.7M $19.2M $22.4M $16.0M $34.7M $43.6M SOCIETY6 GROUP REVENUE $43.6 Million +127% YoY (Third Quarter 2020) $4.1M $3.8M $2.7M $4.0M $4.7M SAATCHI ART GROUP REVENUE $4.7 Million +13% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020

14 LEAF GROUP | Q3 2020 Shareholder Letter Q3 2020 Media Group revenue was $15.0 million, an 10% decrease from the prior year period. This decrease was primarily attributable to a decrease in visits, partially offset by higher Revenue per Visit (RPV). The decrease in visits was primarily driven by a decrease in visits resulting from the Hearst Transaction, and a decrease in Livestrong.com visits, partially offset by growth in Well+Good and OnlyInYourState visits. On an as reported basis, Google Analytics data shows that visits decreased by 37% to 461 million visits in Q3, from 737 million visits in the same period in 2019. On a pro forma basis that gives effect to the Hearst Transaction for all periods, Google Analytics data shows that visits decreased by 22% to 461 million visits in Q3, from 590 million visits in the same period in 2019. As of April 25, 2020, we are no longer including visits to the sites migrated to Hearst in the Hearst Transaction. On an as reported basis, RPV, calculated using visits per Google Analytics, increased by 43%, to $32.41 in Q3, from $22.68 in the same period in 2019. On a pro forma basis, that gives effect to the Hearst Transaction for all periods, RPV, calculated using visits per Google Analytics, increased by 14%, to $32.41 in Q3, from $28.32 in the same period in 2019. Society6 Group Segment Operating Contribution for Q3 2020 increased $2.7 million to Q3 2019 to $3.8 million, or 8.6% of Society6 Group revenue, versus $1.1 million in the prior year period due to strong transaction growth. Saatchi Art Group Segment Operating Contribution for Q3 2020 improved $0.2 million to ($0.1) million from ($0.3) million in the prior year period due to strong online transaction growth partly offset by operating losses at The Other Art Fair. Media Group Segment Operating Contribution for Q3 2020 decreased 8% year-over-year to $6.1 million, or 40.9% of Media Group revenue, driven by the decline in revenue. In Q3 2020 Strategic Shared Services and Corporate Overhead was $7.2 million, representing 11.4% of revenue, down from 17.9% of revenue in Q3 2019. At the end of Q3 2020, we had federal net operating loss carryforwards of approximately $220 million, which expire between 2021 and 2037. Net operating loss carryforwards generated starting 2018 can be carried forward indefinitely. State NOL carryforwards of approximately $78 million expire between 2020 and 2038. $6.7M $7.8M $3.7M $4.8M $6.1M MEDIA GROUP CONTRIBUTION $6.1 Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $1.1M $(0.3)M $0.4M $(0.8)M $(0.4)M $(1.3)M $4.0M $(0.3)M $3.8M $(0.1)M SOCIETY6 GROUP CONTRIBUTION $3.8 Million (Third Quarter 2020) SAATCHI ART GROUP CONTRIBUTION $(0.1) Million (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 8 Pro forma Visits and Pro forma Revenue per Visit exclude visits generated by certain domains no longer under our control as a result of the Hearst Transaction for all periods reported. The number of visits is derived from Google Analytics. $16.7M $18.8M $14.1M $12.3M $15.0M MEDIA GROUP REVENUE $15.0 Million -10% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 $28.32 $35.55 $26.91 $22.88 $32.41 MEDIA GROUP REVENUE PER VISIT8 $32.41 +14% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020 590M 530M 525M 539M 461M MEDIA GROUP VISITS8 461 Million -22% YoY (Third Quarter 2020) Q3 2019 Q4 2019 Q1 2020 Q2 2020 Q3 2020

FINANCIAL SUMMARY

UNAUDITED (In thousands, except per share amounts)

	THREE MONTHS ENDED SEPTEMBER 30,	
	2020	2019
Society6 Group revenue	$ 43,631	$ 19,205
Saatchi Art Group revenue	4,668	4,122
Media Group revenue	14,956	16,703
Total revenue	$ 63,255	$ 40,030
Net income (loss)	$ 3,686	$ (4,485)
EPS - basic	$ 0.14	$ (0.17)
EPS - diluted	$ 0.13	$ (0.17)
Adjusted EBITDA[1]	$ 2,579	$ 300
Net cash provided by operating activities	$ 2,931	$ 4,103
Free cash flow[1]	$ 936	$ 2,297

(1) These non-GAAP financial measures, and reasons for why the Company believes these non-GAAP financial measures are useful, are described below and reconciled to their most directly comparable GAAP measures in the accompanying tables.

OPERATING METRICS

UNAUDITED

	THREE MONTHS ENDED SEPTEMBER 30,		
	2020	2019	% CHANGE
Society6 Group Metrics:			
Number of Transactions[1]	681,400	309,656	120 %
Gross Transaction Value (in thousands)[2]	$ 49,095	$ 22,192	121 %
Saatchi Art Group Metrics:			
Number of Transactions[3]	8,541	6,834	25 %
Gross Transaction Value (in thousands)[4]	$ 9,784	$ 7,149	37 %
Number of Art Fairs[5]	—	3	(100) %
Media Group Metrics:[6]			
Visits per Google Analytics (in thousands)[7]	461,471	736,608	(37) %
Revenue per Visit (RPV)[8]	$ 32.41	$ 22.68	43 %
Pro forma Visits per Google Analytics (in thousands)[7][9]	461,471	589,789	(22) %
Pro forma Revenue per Visit (RPV)[8][9]	$ 32.41	$ 28.32	14 %

(1) Number of transactions is defined as the total number of Society6 Group transactions successfully completed by a customer during the applicable period.

(2) Gross transaction value is defined as the total dollar value of Society6 Group transactions. Gross transaction value is the total amount paid by the customer for a Society6 Group product, which consists of the following elements: the product price, inclusive of the commission payable to the artist, shipping charges, and sales taxes, less any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company.

(3) Number of transactions is defined as the total number of Saatchi Art Group transactions successfully completed by a customer during the applicable period, excluding certain transactions generated by Saatchi Art's The Other Art Fair, which include sales of stand space to artists at fairs, sponsorship fees and ticket sales.

(4) Gross transaction value is defined as the total dollar value of Saatchi Art Group transactions, excluding the revenue from certain transactions generated by Saatchi Art's The Other Art Fair, which include sales of stand space to artists at fairs, sponsorship fees and ticket sales. Gross transaction value is the total amount paid by the customer for a Saatchi Art Group product, which consists of the following elements: the product price, inclusive of the commission payable to the artist, shipping charges, and sales taxes, less any promotional discounts. Gross transaction value does not reflect any subsequent cancellations, refunds or credits and does not represent revenue earned by the Company.

(5) Number of Art Fairs is defined as in-person art fairs hosted by The Other Art Fair.

(6) Media Group Metrics include visits and revenue generated by OnlyInYourState subsequent to its acquisition in February 2019. From April 25, 2020 onwards, Media Group Metrics exclude visits generated by certain domains no longer under our control as a result of the Hearst Transaction.

(7) Visits per Google Analytics is defined as the total number of times users access the Company's content across (a) one of its owned and operated properties and/or (b) one of its customers' properties, to the extent that the visited customer web pages are hosted by the Company. In each case, breaks of access of at least 30 minutes constitute a unique visit. Additionally, a visit is also considered to have ended at midnight or if a user arrives via one campaign, leaves, and then comes back via a different campaign.

(8) RPV is defined as Media Group revenue per one thousand visits.

(9) Pro forma Visits and Pro forma Revenue per Visit exclude visits generated by certain domains no longer under our control as a result of the Hearst Transaction for all periods reported. The number of visits is derived from Google Analytics.

LEAF GROUP | Q3 2020 Shareholder Letter 15

16 LEAF GROUP | Q3 2020 Shareholder Letter USE OF NON-GAAP FINANCIAL MEASURES To supplement its consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), Leaf Group uses certain non-GAAP financial measures, as described below. These non-GAAP financial measures are presented to enhance the user’s overall understanding of Leaf Group’s financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures presented in this release, together with the GAAP financial results, are the primary measures used by the Company’s management and board of directors to understand and evaluate the Company’s financial performance and operating trends, including period-to-period comparisons, because they exclude certain expenses and gains that management believes are not indicative of the Company’s core operating results. Management also uses these measures to prepare and update the Company’s short and long term financial and operational plans, to evaluate investment decisions, and in its discussions with investors, commercial bankers, equity research analysts and other users of the Company’s financial statements. Accordingly, the Company believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as the Company’s management and in comparing operating results across periods and to those of Leaf Group’s peer companies. The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense, or cash flows, that affect the Company’s financial performance and operations. An additional limitation of non-GAAP financial measures is that they do not have standardized meanings, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude or include different items or use different computations. Management compensates for these limitations by reconciling these non-GAAP financial measures to their most comparable GAAP financial measures in the tables captioned “Reconciliations of Non-GAAP Financial Measures” included at the end of this release. Investors and others are encouraged to review the Company’s financial information in its entirety and not rely on a single financial measure. The Company defines Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) as net income (loss) excluding interest (income) expense, income tax expense (benefit), and certain other non-cash or non-recurring items impacting net income (loss) from time to time, principally comprised of depreciation and amortization, stock-based compensation, contingent payments to certain key employees/equity holders of acquired businesses and other payments attributable to acquisition, disposition or corporate realignment activities. Management believes that the exclusion of certain expenses and gains in calculating Adjusted EBITDA provides a useful measure for period-to-period comparisons of the Company’s underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate the Company’s businesses, and reflects its ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Segment Operating Contribution as earnings before corporate or unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses. Management believes that the exclusion of certain expenses and gains in calculating Segment Operating Contribution provides a useful measure for period-to-period comparisons of the segment’s underlying revenue and operating costs that is focused more closely on the current costs necessary to operate the segment, and reflects the segment’s ongoing business in a manner that allows for meaningful analysis of trends. Management also believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. The Company defines Free Cash Flow as net cash provided by (used in) operating activities net of cash flows from contingent payments to certain key employees/equity holders of acquired businesses; other payments attributable to acquisition, disposition or corporate realignment activities; purchases of property and equipment; and purchases of intangible assets. Management believes that Free Cash Flow provides investors with useful information to measure operating liquidity because it reflects the Company’s underlying cash flows from recurring operating activities after investing in capital assets and intangible assets. Free Cash Flow is used by management, and may also be useful for investors, to assess the Company’s ability to generate cash flow for a variety of strategic opportunities, including reinvesting in its businesses, pursuing new business opportunities and potential acquisitions, paying dividends and repurchasing shares. ABOUT LEAF GROUP Leaf Group Ltd. (NYSE: LEAF) is a diversified consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker). For more information about Leaf Group, visit www.leafgroup.com. CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS This shareholder letter contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The forward-looking statements set forth in this shareholder letter include, among other things, statements regarding potential synergies achieved from acquisitions, the impact of strategic operational changes and the Company’s future financial performance. In addition, statements containing words such as “guidance,” “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” and “estimate” or similar expressions constitute forward-looking statements. Actual results may differ materially from the results predicted, and reported results should not be considered an indication of future performance. These forward-looking statements involve risks and uncertainties regarding the Company’s future financial performance; could cause actual results or developments to differ materially from those indicated due to a number of factors affecting Leaf Group’s operations, markets, products and services; and are based on current expectations, estimates and projections about the Company’s industry, financial condition, operating performance and results of operations, including certain assumptions related thereto. Potential risks and uncertainties that could affect the Company’s operating and financial results are described in Leaf Group’s annual report on Form 10-K for the fiscal year ending December 31, 2019 filed with the Securities and Exchange Commission (http:// www.sec.gov) on March 16, 2020, as such risks and uncertainties may be updated from time to time in Leaf Group’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, including, without limitation, information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These risks and uncertainties include, among others: risks associated with political and economic instability domestically and internationally including those resulting from the COVID-19 pandemic, which have and could lead to fluctuations in the availability of credit, decreased business and consumer confidence and increased unemployment; the Company’s ability to execute its business plan to return to compliance with the continued listing criteria of the New York Stock Exchange (“NYSE”); the Company’s ability to continue to comply with applicable listing standards within the available cure period; changes by the Small Business Administration or other governmental authorities regarding the Coronavirus Aid, Relief and Economic Security Act of 2020 (the “CARES Act”), the Paycheck Protection Program (“PPP”) or related administrative matters; the Company’s ability to comply with the terms of the PPP loan and the CARES Act, including to use the proceeds of the PPP loan; the Company’s ability to successfully drive and increase traffic to its marketplaces and media properties; changes in the methodologies of internet search engines, including ongoing algorithmic changes made by Google, Bing and Yahoo!; the Company’s ability to attract new and repeat customers and artists to its marketplaces and successfully grow its marketplace businesses; the potential impact on advertising- based revenue from lower ad unit rates, a reduction in online advertising spending, a loss of advertisers, lower advertising yields, increased availability of ad blocking software, particularly on mobile devices and/or ongoing changes in ad unit formats; the Company’s dependence on various agreements with a specific business partner for a significant portion of its advertising revenue; the effects of shifting consumption of media content and online shopping from desktop to mobile devices and/or social media platforms; the Company’s history of incurring net operating losses; the Company’s ability to obtain capital when desired on favorable terms; potential write downs, reserves against or impairment of assets including receivables, goodwill, intangibles (including media content) or other assets; the Company’s ability to effectively integrate, manage, operate and grow acquired businesses; the Company’s ability to retain key personnel; the Company’s ability to prevent any actual or perceived security breaches; the Company’s ability to expand its business internationally; the Company’s ability to generate long-term value for its stockholders; and ongoing actions taken and any future actions that may be taken by activist stockholders. From time to time, the Company may consider acquisitions or divestitures that, if consummated, could be material. Any forward-looking statements regarding financial metrics are based upon the assumption that no such acquisition or divestiture is consummated during the relevant periods. If an acquisition or divestiture were consummated, actual results could differ materially from any forward-looking statements. Any forward-looking statement made by the Company in this shareholder letter is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to revise or update any forward-looking information, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law, and may not provide this type of information in the future.

17 LEAF GROUP | Q3 2020 Shareholder Letter CONSOLIDATED STATEMENTS OF OPERATIONS UNAUDITED (In thousands, except per share amounts) THREE MONTHS ENDED SEPTEMBER 30, 2020 2019 Revenue: Product revenue $ 45,135 $ 19,611 Service revenue 18,120 20,419 Total revenue 63,255 40,030 Operating expenses: Product costs (exclusive of amortization of intangible assets shown separately below)(1) 33,753 14,221 Service costs (exclusive of amortization of intangible assets shown separately below)(1)(2) 8,468 9,107 Sales and marketing(1)(2) 9,594 7,372 Product development(1)(2) 4,967 4,973 General and administrative(1)(2) 7,691 8,072 Amortization of intangible assets 518 807 Total operating expenses 64,991 44,552 Loss from operations (1,736) (4,522) Interest income 1 44 Interest expense (103) (5) Other income, net 5,537 (6) Income (loss) before income taxes 3,699 (4,489) Income tax expense (13) 4 Net income (loss) $ 3,686 $ (4,485) Net income (loss) per share - basic and diluted Basic $ 0.14 $ (0.17) Diluted $ 0.13 $ (0.17) Weighted average number of shares - basic and diluted Basic 27,016 26,089 Diluted 27,954 26,089 (1) Depreciation expense included in the above line items: Product costs $ 479 $ 401 Service costs 1,116 951 Sales and marketing 10 7 Product development 15 12 General and administrative 142 184 Total depreciation $ 1,762 $ 1,555 (2) Stock-based compensation included in the above line items: Service costs $ 265 $ 315 Sales and marketing 300 269 Product development 658 635 General and administrative 812 1,241 Total stock-based compensation $ 2,035 $ 2,460

18 LEAF GROUP | Q3 2020 Shareholder Letter SEPTEMBER 30, DECEMBER 31, 2020 2019 Assets Current assets Cash and cash equivalents $ 33,038 $ 18,106 Accounts receivable, net 13,297 14,402 Prepaid expenses and other current assets 3,701 2,555 Total current assets 50,036 35,063 Property and equipment, net 14,333 13,797 Operating lease right-of-use assets 10,726 12,645 Intangible assets, net 11,312 12,589 Goodwill 19,244 19,465 Other assets 1,275 1,044 Total assets $ 106,926 $ 94,603 Liabilities and Stockholders’ Equity Current liabilities Accounts payable $ 9,627 $ 7,825 Accrued expenses and other current liabilities 24,462 21,291 Deferred revenue 5,308 2,464 Debt, current 8,407 4,000 Total current liabilities 47,804 35,580 Deferred tax liability 86 63 Operating lease liabilities 8,561 10,863 Debt, non-current 2,979 — Other liabilities 182 287 Total liabilities 59,612 46,793 Commitments and contingencies Stockholders’ equity Common stock 3 3 Additional paid-in capital 568,062 562,332 Treasury stock (35,706) (35,706) Accumulated other comprehensive loss (59) (20) Accumulated deficit (484,986) (478,799) Total stockholders’ equity 47,314 47,810 Total liabilities and stockholders’ equity $ 106,926 $ 94,603 CONSOLIDATED BALANCE SHEET UNAUDITED (In thousands)

19 LEAF GROUP | Q3 2020 Shareholder Letter CONSOLIDATED STATEMENTS OF CASH FLOW UNAUDITED (In thousands) THREE MONTHS ENDED SEPTEMBER 30, 2020 2019 Cash flows from operating activities Net income (loss) $ 3,686 $ (4,485) Adjustments to reconcile net income (loss) to net cash used in operating activities: Depreciation and amortization 2,280 2,362 Non-cash lease expense 700 424 Deferred income taxes 13 15 Stock-based compensation 2,035 2,460 Gain from sale of asset (5,500) — Other 74 97 Change in operating assets and liabilities, net of effect of acquisitions and disposals: Accounts receivable, net (2,467) (360) Prepaid expenses and other current assets 240 722 Other long-term assets 24 7 Operating lease ROU assets and liabilities (734) (415) Accounts payable 1,144 1,549 Accrued expenses and other liabilities 2,245 1,658 Deferred revenue (809) 69 Net cash provided by operating activities 2,931 4,103 Cash flows from investing activities Purchases of property and equipment (1,832) (1,806) Purchases of intangible assets (163) — Proceeds from sale of assets 5,500 — Net cash provided by (used in) investing activities 3,505 (1,806) Cash flows from financing activities Proceeds from exercises of stock options and purchases under ESPP 14 281 Taxes paid on net share settlements of restricted stock units (1,321) (364) Other (23) (20) Net cash used in financing activities (1,330) (103) Effect of foreign currency on cash, cash equivalents and restricted cash 24 (6) Change in cash, cash equivalents and restricted cash 5,130 2,188 Cash, cash equivalents and restricted cash, beginning of period 29,192 10,622 Cash, cash equivalents and restricted cash, end of period $ 34,322 $ 12,810 Reconciliation of cash, cash equivalents and restricted cash Cash and cash equivalents $ 33,038 $ 11,790 Restricted cash included in other current assets 136 136 Restricted cash included in other long-term assets 1,148 884 Total cash, cash equivalents and restricted cash shown in the statement of cash flows $ 34,322 $ 12,810

20 LEAF GROUP | Q3 2020 Shareholder Letter (1) Represents depreciation expense of the Company’s long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets as included in the Company’s GAAP results of operations. (2) Represents the expense related to stock-based awards granted to employees, as included in the Company’s GAAP results of operations. (3) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities. NON-GAAP FINANCIAL MEASURES UNAUDITED (In thousands) THREE MONTHS ENDED SEPTEMBER 30, 2020 2019 Adjusted EBITDA: Net income (loss) $ 3,686 $ (4,485) Add (deduct): Income tax expense, net 13 (4) Interest (income) expense, net 102 (39) Other expense (income), net (5,537) 6 Depreciation and amortization(1) 2,280 2,362 Stock-based compensation(2) 2,035 2,460 Acquisition, disposition, realignment and contingent payment costs(3) — — Adjusted EBITDA $ 2,579 $ 300 Free Cash Flow: Net cash provided by operating activities $ 2,931 $ 4,103 Purchases of property and equipment (1,832) (1,806) Purchases of intangibles (163) — Acquisition, disposition, realignment and contingent payments(3) — — Free Cash Flow $ 936 $ 2,297

SEGMENT REPORTING

UNAUDITED (In thousands)

	THREE MONTHS ENDED SEPTEMBER 30, 2020	2019
Segment Revenue:		
Society6 Group	$ 43,631	$ 19,205
Saatchi Art Group	4,668	4,122
Media Group	14,956	16,703
Total revenue	$ 63,255	$ 40,030
Segment Operating Contribution:		
Society6 Group[1]	$ 3,769	$ 1,125
Saatchi Art Group [1]	(93)	(310)
Media Group[1]	6,123	6,664
Deduct:		
Strategic shared services and corporate overhead[2][3]	(7,220)	(7,179)
Acquisition, disposition and realignment costs[4]	—	—
Adjusted EBITDA	$ 2,579	$ 300
Reconciliation to consolidated pre-tax income (loss):		
Adjusted EBITDA	$ 2,579	$ 300
Add (deduct):		
Interest income (expense), net	(102)	39
Other income, net	5,537	(6)
Depreciation and amortization[5]	(2,280)	(2,362)
Stock-based compensation[6]	(2,035)	(2,460)
Acquisition, disposition, realignment and contingent payment costs[7]	—	—
Income (loss) before income taxes	$ 3,699	$ (4,489)

(1) Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expense); (e) income taxes; and (f) contingent payments to certain key employees/equity holders of acquired businesses.

(2) Strategic shared services include shared operating expenses that are not directly attributable to the operating segments, including: network operations center, marketing, business development, product development, creative, financial systems, quality assurance, software engineering, and information systems. Corporate overhead includes general and administrative support functions that are not directly attributable to the operating segments, including: executive, accounting, finance, human resources, legal, and facilities. Strategic shared services and corporate overhead excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expenses); and (e) income taxes.

(3) Strategic shared services and corporate overhead includes $2.1 million and $2.0 million in strategic shared services costs for the three months ended September 30, 2020 and 2019, respectively, and $5.1 million and $5.2 million in corporate overhead for the three months ended September 30, 2020 and 2019, respectively.

(4) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, and (c) other payments attributable to acquisition, disposition or corporate realignment activities, excluding contingent payments to certain key employees/equity holders of acquired businesses.

(5) Represents depreciation expense of the Company's long-lived tangible assets and amortization expense of its finite-lived intangible assets, including amortization expense related to its investment in media content assets, included in the Company's GAAP results of operations.

(6) Represents the expense related to stock-based awards granted to employees as included in the Company's GAAP results of operations.

(7) Represents such items, when applicable, as (a) legal, accounting and other professional service fees directly attributable to acquisition, disposition or corporate realignment activities, (b) employee severance, (c) contingent payments to certain key employees/equity holders of acquired businesses, and (d) other payments attributable to acquisition, disposition or corporate realignment activities.

LEAF GROUP | Q3 2020 Shareholder Letter 21